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                                                                    EXHIBIT 23.5

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


    As independent public accountants, we hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (Registration No. 333-41111) of our report dated March 22, 1996 on the financial statements of State Line Tack, Inc. (the Company) as of December 31, 1994 and 1995, and for each of the three years in the period ended December 31, 1995 included in PETsMART, Inc.'s Form 10-K for the fiscal year ended February 2, 1997, and to the reference made to us under the heading "Experts" in the prospectus, which is part of such Registration Statement. It should be noted that we have not audited any financial statements of the Company subsequent to December 31, 1995.


                                          /s/ Arthur Andersen LLP
                                          Arthur Andersen LLP


Boston, Massachusetts
February 24, 1998